Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 Nos. 333-183015, 333-179804 and 333-176403) pertaining to the SunCoke Energy, Inc. Long-Term Performance Enhancement Plan and the SunCoke Energy, Inc. Retainer Stock Plan for Outside Directors of our report dated January 12, 2015, with respect to the financial statements of Gateway Energy & Coke Company, LLC, included in this Current Report (Form 8-K) of SunCoke Energy, Inc. filed on January 13, 2015 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

January 13, 2015